July 29, 2008

Mutuals Advisors, Inc.
700 North Pearl Street
Suite 900
Dallas, Texas  75201

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated June 15, 2001.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

Offices in Milwaukee, Madison, Green Bay and Appleton, WI; Washington, DC; and Shanghai, PRC
Godfrey & Kahn is a member of Terralex®, a worldwide network of independent law firms.